OPTION AND ESCROW AGREEMENT
                             ---------------------------


                    OPTION AND ESCROW AGREEMENT made as of this 18th day of July, 1995 by and among Firecom, Inc., a New York corporation (the "Company"), certain shareholders of the Company set forth on Schedule A attached hereto (individually, the "Shareholder" and
          -----------
          collectively, the "Shareholders") and Reid & Priest LLP (the "Escrow Agent").

                                W I T N E S S E T H :

                    WHEREAS, the Company and the Shareholders have executed and delivered a stock purchase agreement (the "Stock Purchase Agreement"), pursuant to which the Company is purchasing an aggregate of 536,494 shares of common stock, $.01 par value per share (the "Common Stock"), of the Company from the Shareholders;

                    WHEREAS, as a condition to the performance of the Stock Purchase Agreement, the Company and the Sellers desire to provide the Company with an opportunity to acquire an additional aggregate of 536,495 shares of Common Stock of the Company held by them (the "Option Shares"), pursuant to the exercise of a "call" or "put" option by the Company or the Shareholders, respectively, subject to the terms and conditions contained herein; and

                    WHEREAS, the Company and the Shareholders desire to appoint Reid & Priest LLP as the Escrow Agent with respect to the Option Shares, and Reid & Priest LLP is willing to accept such appointment subject to the terms and conditions set forth herein.

                    NOW, THEREFORE, in consideration of the premises, the mutual covenants herein set forth and other good and valuable consideration, the parties hereto hereby agree as follows:

                    1.   The Put Option.  The Company and the Shareholders
                         --------------
          do hereby agree that on September 1, 1998 (the "Option Date"), each Shareholder, subject to the terms and conditions hereinafter set forth, shall have the right, but not the obligation, to require the Company to purchase, in whole or in part, his Option Shares (the "Put Option") at the purchase price set forth below herein (the Option Shares to be so purchased by the Company being referred to herein as "Put Shares").

                         (a)  Put Purchase Price.  The per share purchase
                              ------------------
          price payable by the Company for each of the Put Shares upon exercise shall be $1.10 per share.

                         (b)  Exercise of the Put Option; Notice.  The
                              ----------------------------------
          Shareholder shall exercise his Put Option by written notice to be mailed by registered mail, return receipt requested, to the Company by the Option Date, which notice shall specify the number of Put Shares the Company shall be required to purchase from the Shareholder. Promptly after receipt of such notice, the Company shall give written notice to the Shareholder setting forth the date on which the purchase of the Put Shares shall take place (the "Closing Date"), which Closing Date shall be not less than fifteen (15) nor more than sixty (60) days after the Option Date. The place of purchase of the Put Shares shall be at the offices of the Escrow Agent.

                         (c)  Payment for the Put Shares.  Payment of the
                              --------------------------
          purchase price for the Put Shares shall be delivered to the Escrow Agent in accordance with the provisions of Section 7 hereof as follows: (i) 50% of the purchase price by certified or cashier's check or by wire transfer to an account designated by the Escrow Agent, and (ii) 50% of the purchase price by the delivery of a subordinated promissory note of the Company in favor of the Shareholder (the "Option Shares Note"), a form of which Option Shares Note is attached hereto and made a part hereof as Exhibit A.
                    ---------

                         (d)  Condition to Put Option.  The exercise of a
                              -----------------------
          Shareholder's Put Option is contingent upon the Company's audited financial statements for the fiscal year ended April 30, 1998 reflecting (i) a minimum $3,000,000 net worth and (ii) $1,000,000 in after-tax profits net of extraordinary items (the "Financial Target"). In the event the Company does not achieve the Financial Target, the Option Date may be deferred at the option of the Shareholder until September 1, 1999 (the "Deferred Option Date"); provided, however, that the Company may waive the
                  --------  -------
          Financial Target requirement upon written notice to the Shareholders at least thirty (30) days prior to the Option Date, in which case the Put Option shall expire on the Option Date and the Shareholders shall not have the option to defer. If the Company does not achieve its Financial Target as reflected in the Company's audited financial statements for the fiscal year ended April 30, 1999, the Put Option shall terminate.

                    2.   The Call Option.  The Company and the Shareholders
                         ---------------
          do hereby agree that from the date hereof through the Option Date, the Company, subject to the terms and conditions hereinafter set forth, shall have the right, but not the obligation, to purchase, all of the Option Shares, in whole, or if in part, pro rata among the Shareholders (the "Call Option"), at the purchase price set forth below (the Option Shares to be so purchased by the Company being referred to in this Section 2 as the "Call Shares"). In the event the Put Option is deferred under Section 1(d) above, the Company shall have the Call Option through the Deferred Option Date subject to the terms of this
          Section 2.

                         (a)  Call Purchase Price.  The per share purchase
                              -------------------
          price payable by the Company for each of the Call Shares upon exercise shall be $1.25 per share.

                         (b)  Exercise of the Call Option; Notice.  The
                              -----------------------------------
          Company shall exercise the Call Option by written notice to be mailed by registered mail, return receipt requested, to the Shareholders, which notice shall specify the number of Call Shares the Company shall purchase from the Shareholders and the Closing Date, which Closing Date shall not be less than fifteen
          (15) nor more than sixty (60) days after the date of the written notice. The place of purchase of the Call Shares shall be at the offices of the Escrow Agent.

                         (c)  Payment for the Call Shares.  Payment of the
                              ---------------------------
          purchase price for the Call Shares shall be delivered to the Escrow Agent in accordance with the provisions of Section 7 hereof as follows: (i) 50% of the purchase price by certified or cashier's check or by wire transfer to such account designated by the Escrow Agent, and (ii) 50% of the purchase price by the delivery of an Option Shares Note in favor of each Shareholder.

                    3.   Put/Call Option Conflict.  In the event both the
                         ------------------------
          Call Option and the Put Option are mailed, the purchase price for the Option Shares shall be the average of the purchase price for the Put Shares and the purchase price for the Call Shares.

                    4.   Condition to Option.  Notwithstanding the
                         -------------------
          foregoing, the exercise of the Put or Call Option is conditioned upon the receipt by the Shareholders of the Company's Annual Report on Form 10-K (the "Annual Report") for the fiscal year ended April 30, 1998 on or before August 15, 1998 (or, if deferred, receipt of the Annual Report for the fiscal year ended April 30, 1999 on or before August 15, 1999). In the event the Annual Report is not received by the Shareholders on such date, the Option Date shall be extended to the date which is fifteen
          (15) days after the Shareholders receive the Annual Report.

                    5.   Pledge of Option Shares.  The obligations of the
                         -----------------------
          Company under the Notes shall be secured by the Company's pledge to each of the Shareholders of one-half of the Put or Call Shares purchased upon exercise of the Put or Call Option, in accordance with the terms and provisions of a stock pledge agreement among the Company, the Shareholder and Akabas & Cohen as the pledge agent, substantially in the form attached to the Stock Purchase Agreement as Exhibit C.

                    6.   Restriction of Sale of Option Shares.  The Option
                         ------------------------------------
          Shares may not be sold by any Shareholder to any third party until the Option Date or the Deferred Option Date (subject to
          Section 7 below), provided, that the Option Shares may
                            --------
          be sold to a third party in the event of a merger, consolidation, or sale of substantially all of the assets of the Company.

                    7.   Notice of Transfer; Right of First Refusal.
                         ------------------------------------------
                         (a) After the Option Date or, if the Financial Target is not achieved, after the Deferred Option Date, a Shareholder may sell any or all of his Option Shares to a third party in a private transaction; provided, however, that in the
                                          --------  -------
          event a Shareholder desires to sell or transfer such Option Shares within the two year period after the Option Date or, if applicable, the Deferred Option Date, such Shareholder agrees to give written notice to the Company before transferring the Option Shares of the Shareholder's intention to do so, which notice shall also specify the purchase price offered for the Option Shares. Within fifteen (15) days of receipt of such notice, the Company shall have the right to purchase for cash at the purchase price specified by the Shareholder as aforesaid, the Option Shares; provided, that the Company provides to the Shareholders
                  --------
          an unconditional commitment letter setting forth the terms of the purchase satisfactory to the Shareholders within fifteen (15) days of the Company's receipt of notice of the Shareholder's intent to transfer, and provided, further, that the Company
                                  --------- -------
          closes such purchase within forty-five (45) days thereafter.

                         (b) After the Option Date or, if the Financial Target is not achieved, after the Deferred Option Date, a Shareholder may sell any or all of his Option Shares in the open market; provided, however, that in the event a Shareholder
                  --------  -------
          desires to sell such Options Shares in the open market within the two-year period after the Option Date or, if applicable, the Deferred Option Date, the Shareholder agrees to give written notice to the Company of such Shareholder's intention to sell the Option Shares. Within fifteen (15) days of receipt of such notice, the Company shall have the right to purchase such Option Shares at a purchase price equal to the highest five-day average of the closing bid and asked prices of the Company's Common Stock for any five (5) trading days within the fifteen (15) day period after the date of receipt by the Company of the Shareholders's intention to sell his Option Shares in the open market. If the Company elects not to purchase the Option Shares during such fifteen (15) day period, the Shareholder may sell his Option Shares in the open market at any time during the following sixty
          (60) day period. At the end of such sixty (60) day period, any subsequent sale or transfer of any Option Shares shall be subject to this Section 7.

                         (c) Notwithstanding the foregoing, the provisions of this Section 7 shall not apply to any sales or transfers by a Shareholder to a third party or on the open market of amounts less than 50,000 Option Shares within any thirty (30) day period.

                    8.   Voting Rights.  Upon execution of this Agreement,
                         -------------
          the Shareholders shall deliver to the Company irrevocable proxies to permit Mr. Paul Mendez, Chairman of the Company, to vote the Option Shares until the expiration of the two-year right-of-first-refusal period set forth in Section 7 above, or until such date the Option Shares are otherwise sold or transferred in accordance with the terms of this Agreement, whichever is earlier. Notwithstanding the foregoing, the proxies conferred on Mr. Mendez pursuant to this Section 8 shall be suspended upon the occurrence of an Event of Default as defined in the Notes, provided, that such proxies shall be reinstated upon cure of such default. A form of proxy is attached hereto and made a part hereof as Exhibit B.
                    ---------

                    9.   Compensation of Mr. Mendez.  The Company hereby
                         --------------------------
          agrees that Mr. Mendez' compensation (including any cash bonuses, cash compensation or non-cash compensation which is accounted for on a current basis) from the Company as provided in his employment agreement with the Company shall not be increased above levels set forth in the employment agreement for the duration of the Put and Call Option terms provided herein; provided, that Mr. Mendez's salary may be increased in accordance with the annual percentage increase in the Consumer Price Index for Urban Wage Earners and Clerical Workers as published by the U.S. Labor Department Bureau of Labor Statistics.

                    10.  Dividends, Redemptions.  During the Put and Call
                         ----------------------
          Option terms provided herein, the Company shall not pay any dividends or conduct any redemption with respect to the Company's capital stock if the effect of such payment of dividends or redemption would be to reduce the net worth of the Company to an amount below $3,600,000 (the "Threshold"). Notwithstanding the foregoing, the Threshold shall be reduced dollar for dollar to the extent that the Company, in its sole discretion, changes the definition of "Financial Target" herein to provide for a net worth requirement of less than $3,000,000 (but in no event less than $2,000,000), so that after giving effect to any dividend payment or a redemption, the Put or Call Option could still be exercised. In any event, no dividends shall be paid or redemptions made while any obligation to one of the Shareholders is in default.

                    11.  Adjustments.  In the event of a stock dividend,
                         -----------
          stock split, share combination, exchange of shares, recapitali-zation, merger, consolidation, acquisition or disposition of property or shares, reorganization, liquidation or other similar change or transaction of or by the Company, the parties hereto shall make such equitable and proportionate adjustment of the number or class of shares then covered by the Option granted hereunder, or of the option price, or both, as shall be necessary to give proper effect to such event so that (i) the same aggregate purchase price that applies to an exercise of the Put Option for all of the Option Shares shall apply to the exercise of the Put Option for all of the Option Shares and/or (as the case may be) all other securities received through such change or transaction in respect of the Option Shares (collectively, the "Option Securities"), (ii) the same aggregate purchase price that applies to an exercise of the Call Option for all of the Option Shares shall apply to the exercise of the Call Option for all of the Option Securities, and (iii) with respect to any partial exercise of the Put Option and/or the Call Option on the Option Securities, the aggregate purchase price shall be equal to the aggregate purchase price for a full exercise multiplied by the fraction of the Option Securities with respect to which the Put Option or the Call Option, as the case may be, shall be exercised.

                    12.  Escrow of the Option Shares.
                         ---------------------------
                         (a) Contemporaneously with the execution hereof, the Shareholders shall deliver in escrow to the Escrow Agent, certificates evidencing the Option Shares, duly endorsed in blank or accompanied by blank stock powers signed by the Shareholders. The Escrow Agent hereby acknowledges receipt of such certificates.

                         (b)  In the event the Put or Call Option is
          exercised, notice of such exercise shall be delivered to the Escrow Agent by the Company and shall (i) state the election to exercise the Put or Call Option and the number of Option Shares in respect of which it is being exercised, (ii) be signed by the Company or its permitted successor or assign and, if the Option is being exercised by any person or persons other than the Company, be accompanied by proof of the right of such person or persons to exercise the Option, and (iii) specify a Closing Date and time. The Closing Date shall be not more than five (5) days from the date that the notice is delivered to the Escrow Agent, unless another date is agreed upon by the Company, the Shareholders and the Escrow Agent. On the Closing Date, the purchase price for the Put or Call Shares shall be delivered to the Escrow Agent by the Company in the manner set forth in
          Section 1(c) or 2(c) above (collectively, the "Escrow Funds").
          If the Call Option is exercised in part, it shall be exercised pro rata from each Shareholder according to the relative Option Share ownership of each unless the Shareholders agree otherwise and so notify the Company prior to 12:00 noon on the business day prior to the Closing Date. The Escrow Agent shall then (i) deliver the Escrow Funds to the Shareholder(s), (ii) deliver to the Company the certificate(s) representing the Option Shares exercised under the Put or Call Option, and (iii) deliver to the Shareholder(s) the certificate(s) representing that portion of the Option Shares, if any, as to which the Option was not exercised. In the event the Put or Call Option is not exercised on or by the Option Date, or, if applicable, the Deferred Option Date, the Escrow Agent shall return to the Shareholders their respective Option Shares, and all of the Escrow Agent's obligations hereunder shall cease.

                         (c) The Escrow Agent shall be under no duty to give the property held hereunder any greater degree of care than it gives its own similar property. The obligations and duties of the Escrow Agent in connection herewith are confined to those specifically enumerated herein, and the Escrow Agent shall not be liable or responsible for any act or failure to act on its part except for its own willful misconduct. The duties of the Escrow Agent hereunder shall be limited to the safekeeping of the certificates representing the Option Shares and the Escrow Funds and the disposition described herein, and no implied duties or obligations shall be imposed upon the Escrow Agent. The Escrow Agent may act or refrain from acting in respect to any matter referred to herein in full reliance upon, and by and with the advice of counsel, and shall be fully protected and released as to any matter on which it shall have acted or refrained from acting upon the advice of such counsel. The Escrow Agent may rely or act upon orders or directions, instruments or signatures believed by it to be genuine and may assume that any person purporting to give any written notice, advice or instruction in connection therewith has been duly authorized to do so. The Escrow Agent shall not be required to institute or defend any action or legal proceeding involving the terms and conditions contained herein. For all payments and deliveries made by the Escrow Agent in accordance with the provisions hereof, the Escrow Agent shall have full release, discharge and acquittance and shall not be subject to any claim on the part of any persons beneficially interested hereunder. The Company and each of the Shareholders, jointly and severally, shall indemnify and hold harmless the Escrow Agent from any and all claims, liabilities, damages, costs and expenses (including attorneys' fees) that arise as a result of any disputes among the parties hereto. In the event the Escrow Agent becomes involved in litigation concerning the terms and conditions contained herein, the Company and each of the Shareholders, jointly and severally, agree to pay the Escrow Agent, on demand, its reasonable costs, attorney's fees, disbursements and expenses in connection with such litigation. The Escrow Agent shall not be bound by any modification, amendment, termination, cancellation, rescission or supersession of the terms and conditions contained herein unless the same shall be in writing and signed by the Escrow Agent. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions with respect to the Escrow Funds or the certificates representing the Option Shares, that, in its opinion, are in conflict with any of the terms and conditions contained herein, the Escrow Agent shall be entitled to refrain from taking any action other than to keep safely such funds and certificates until it shall be directed otherwise by a final judgment or order of a court of competent jurisdiction. Any such judgment shall be delivered to the Escrow Agent with the written opinion of counsel setting forth that such judgment is final and that such court is a court of competent jurisdiction, and the Escrow Agent shall be fully protected in relying thereon.

                    13.  Representations, Warranties and Covenants.
                         -----------------------------------------
                         (a) Each of the Shareholders represents, warrants and covenants as follows:

                         (i)  Ownership.  The Shareholder is the sole
                              ---------
          record and beneficial owner of his respective Option Shares, and such Option Shares are owned free and clear of all liens, pledges, charges, security interests, encumbrances or restrictions of any kind (except as created by this Agreement), and upon transfer of any or all of the Option Shares to the Company by the Escrow Agent pursuant to this Agreement, the Company shall own such Option Shares free and clear of all liens, pledges, charges, security interests, encumbrances or restrictions of any kind.

                         (ii) Authority.  The Shareholder has the legal
                              ---------
          capacity to execute, deliver and perform this Agreement, the other agreements contemplated hereby to which he is a party (the "Related Agreements"), and to consummate the transactions contemplated hereby and thereby. This Agreement and the Related Agreements to which the Shareholder is a party, have been duly executed by the Shareholder and constitute the legal, valid and binding obligation of the Shareholder enforceable in accordance with their respective terms against the Shareholder, except to the extent that such validity, binding effect and enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in affect and by general equitable principles.

                         (iii)     No Restrictions Against Performance.
                                   -----------------------------------
          Neither the execution, delivery, or performance of this Agreement or the Related Agreements to which the Shareholder is a party, nor the consummation of the transactions contemplated hereby and thereby will, with or without the giving of notice or the passage of time, or both, violate any provisions of, conflict with, result in a breach of, constitute a default under, or result in the creation or imposition of any lien or condition under (i) any federal, state or local law, statute, ordinance, regulation or rule, which is applicable to the Shareholder; (ii) any contract, indenture, instrument, agreement, mortgage, lease, right or other obligation or restriction to which the Shareholder is a party or by which the Shareholder is bound; or (iii) any order, judgment, writ, injunction, decree, license, franchise, permit or other authorization of any federal, state or local court, arbitration tribunal or governmental agency by which the Shareholder is bound.

                              (iv) Third-Party and Governmental Consents.
                                   -------------------------------------
          No approval, consent, waiver, order or authorization of, or registration, qualification, declaration or filing with, or notice to any federal, state or local governmental authority or other third party is required on the part of the Shareholder in connection with the execution, delivery and performance of this Agreement and the Related Agreements to which he is a party.

                              (v)  Review of the Company.  The Shareholder
                                   ---------------------
          has conducted to his satisfaction, his own due diligence review with respect to the business and financial condition of the Company, which review will include, among other things, the Company's most recent annual report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") for the fiscal year ended April 30, 1998 (or 1999 in the case of a deferral) (the "SEC Documents"). The Shareholder has had the opportunity to ask questions with respect to the business and financial condition of the Company and has, to his satisfaction, obtained all necessary information required by him or her to make the decision to sell his respective Option Shares pursuant to the terms and conditions hereof.

                         (b) The Company shall represent, warrant and covenant to the Shareholders as follows on the Closing Date:

                              (i)  Due Incorporation.  The Company is a
                                   -----------------
          corporation duly organized, validly existing and in good standing under the laws of the State of New York. The Company has all requisite power and authority to own its properties and to conduct its business as currently conducted, and to execute, deliver and perform this Agreement and the Related Agreements to which the Company is a party.

                              (ii) Authority.  The Company's execution,
                                   ---------
          delivery, and performance of this Agreement and the Related Agreements to which it is a party have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement and the Related Agreements to which the Company is a party, have been duly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company enforceable in accordance with their terms against the Company, except to the extent that such validity, binding effect and enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and by general equitable principles.

                         (iii)     No Restrictions Against Performance.
                                   -----------------------------------
                         Except as set forth on Schedule 13(b)(iii)
                                                ------------------
          attached hereto, neither the execution, delivery, or performance of this Agreement or the Related Agreements to which the Company is a party, nor the consummation of the transactions contemplated hereby or thereby will, with or without the giving of notice or the passage of time, or both, violate any provisions of, conflict with, result in a breach of, constitute a default under, or result in the creation or imposition of any lien or condition under, (i) the Company's Certificate of Incorporation or By-Laws, as in effect on the date hereof; (ii) any federal, state or local law, statute, ordinance, regulation or rule, which is applicable to the Company; (iii) any contract, indenture, instrument, agreement, mortgage, lease, right or other obligation or restriction to which the Company is a party or by which the Company is bound; or (iv) any order, judgment, writ, injunction, decree, license, franchise, permit or other authorization of any federal, state or local court, arbitration tribunal or governmental agency by which the Company is bound, any of which, when taken as a whole, would have a material adverse affect on the Company.

                              (iv) Third Party and Governmental Consents.
                                   -------------------------------------
          Except as set forth on Schedule 13(b)(iv) attached hereto, no
                                 -----------------
          approval, consent, waiver, order or authorization of, or registration, qualification, declaration or filing with, or notice to any federal, state or local governmental authority or other third party is required on the part of the Company in connection with the execution, delivery and performance of this Agreement and the Related Agreements to which it is a party.

                              (v)  SEC Documents.  The SEC Documents
                                   -------------
          (including all exhibits and schedules thereto and documents incorporated by reference therein), as of their respective dates, did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein, or necessary to make statements therein, in light of the circumstances in which they were made, not misleading. The audited financial statements and the unaudited interim financial statements of the Company included or incorporated by reference in the SEC Documents were prepared in accordance with generally accepted accounting principles, consistently applied during the periods involved (except as may be otherwise indicated in the notes thereto), and fairly present the financial position of the Company as of the dates thereof and the results of its operations and changes in financial position for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

                              (vi) Information About the Company.  The
                                   -----------------------------
          Company has provided the Shareholders with such information the Shareholders may have requested with respect to the business and financial condition of the Company.

                    14.  Restrictive Legend.  Upon execution of this
                         ------------------
          Agreement, the following restrictive legend shall be placed on the certificates representing the Option Shares:

                    THE TRANSFERABILITY OF THE SHARES EVIDENCED
                    BY THIS CERTIFICATE ARE SUBJECT TO THE
                    PROVISIONS OF AN OPTION AGREEMENT DATED
                    JULY __, 1995 AMONG FIRECOM, INC. (THE
                    "COMPANY") AND CERTAIN SHAREHOLDERS OF THE
                    COMPANY, A COPY OF WHICH IS ON FILE AT THE
                    OFFICES OF THE COMPANY.

                    15.  Notices.  All notices, demands, requests, and
                         -------
          other communications hereunder shall be in writing and shall be deemed to have been duly given and shall be effective upon receipt if delivered by hand, or sent by certified or registered United States mail, postage prepaid and return receipt requested, or by prepaid overnight express service. Notices shall be sent to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice; provided that such notice shall be effective only upon receipt thereof):

                              (i)  if to any of the Shareholders:

                                   to the appropriate address set forth on
                                   Schedule A attached hereto
                                   ----------
                                   with a copy to:

                                   Akabas & Cohen
                                   1500 Broadway
                                   New York, New York 10036
                                   Attention:  Seth Akabas, Esq.

                              (ii) If to the Company:

                                   Firecom, Inc.
                                   39-27 59th Street
                                   Woodside, New York 11347
                                   Attention:  Paul Mendez, Chairman

                                   with a copy to (or if to the Escrow
                                   Agent):

                                   Reid & Priest LLP
                                   40 West 57th Street
                                   New York, NY  10019-4097
                                   Attention:  Gregory Katz, Esq.

                    16.  Benefits of Agreement.  This Agreement shall inure
                         --------------------
          to the benefit of and be binding upon each permitted successor and assign of the Company. All obligations imposed upon Shareholders and all rights granted to Shareholders under this Agreement shall be binding upon their respective heirs, legal representatives and successors.

                    17.  Entire Agreement.  This Agreement constitutes the
                         ----------------
          entire agreement among the parties hereto with respect to the transactions contemplated herein, and supersedes all prior agreements and understandings between them as to the subject matter hereof.

                    18.  Severability.  In the event that any one or more
                         ------------
          provisions of this Agreement shall be deemed to be illegal or unenforceable, such illegality or unenforceability shall not affect the validity and enforceability of the remaining legal and enforceable provisions hereof, which shall be construed as if such illegal or unenforceable provision or provisions had not been inserted.

                    19.  Governing Law.  This Agreement will be construed
                         -------------
          and governed in accordance with the laws of the State of New
          York.

                    20.  Amendment.  This Agreement may only be modified by
                         ---------
          a written instrument executed by the parties hereto.


                    21.  Headings.  The headings of the sections and
                         --------
          subsections hereof are for convenience of reference only, and shall not affect the interpretation of any of the provisions hereof.

                    22.  Execution in Counterparts.  This Agreement may be
                         -------------------------
          executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        FIRECOM, INC.


                                        By: /s/ Richard K. Nelson
                                            ----------------------
                                             Name: Richard K. Nelson
                                             Title: Vice President -
                                                       Finance


                                        /s/ Marshall May  Attorney in Fact
                                        ----------------------------------
                                             Helen P. May


                                        /s/ Marshall May  Attorney in Fact
                                        -----------------------------------
                                             Derrice C. May


                                        /s/ Marshall May
                                        -----------------------------------
                                             Marshall D. May


                                        /s/ Douglas H. May
                                        -----------------------------------
                                             Douglas H. May


                                        /s/ Marshall May  Attorney in Fact
                                        -----------------------------------
                                             Patricia Congdon



                                        REID & PRIEST LLP

                                        By:  /s/ Gregory Katz
                                             -------------------------

                                 SCHEDULE 13(b)(iii)


                    The performance of this Agreement and the Related Agreements requires the consent of Norwood Venture Corp. pursuant to the terms and conditions of the Note Purchase Agreement dated March 27, 1989 by and among the Company, Norwood, and the other parties thereto.

                                  SCHEDULE 13(b)(iv)


                    The performance of this Agreement and the Related Agreements requires the consent of Norwood Venture Corp. pursuant to the terms and conditions of the Note Purchase Agreement dated March 27, 1989 by and among the Company, Norwood, and the other parties thereto.

                                                                  Exhibit A


                            [FOR PAYMENT OF OPTION SHARES]
                                       FORM OF
                                      ---------
                         SECURED SUBORDINATED PROMISSORY NOTE
                       ----------------------------------------




          $___________________                          ____________, 19___



                    FOR VALUE RECEIVED, the undersigned, FIRECOM, INC., a New York corporation with principal offices at 39-27 59th Street, Woodside, New York 11377 ("Maker"), hereby promises to pay to the order of _________________, an individual residing at __________________ ("Holder"), in lawful money of the United States of America and in immediately available funds, the aggregate amount of _______________________ DOLLARS ($_____________) together with interest thereon calculated from the date hereof in accordance with the provisions of this Note. Payments on this Note are to be made at Holder's address stated above, or such other address as duly designated by Holder, in lawful money of the United States of America.

                    This Note is being issued and delivered by Maker to Holder in accordance with the terms and provisions of the Option and Escrow Agreement dated as of June __, 1995 (the "Option and Escrow Agreement"), by and among Maker, Holder and certain other shareholders of Maker (the "Shareholders"), pursuant to which [Maker] [Holder] is exercising [his] [her] [its] [put] [call] option (the "Option") and Maker is purchasing ___________ shares of Common Stock of Maker from Holder for an aggregate purchase price of $___________ .

                    Principal on this Note shall be payable in five (5) equal, annual installments of $_________ each, commencing on ___________, 19__ [one year from the date of this Note], and continuing on the ___ day of every ______ thereafter, with a final payment due on __________ [five years from date of this Note] (the "Maturity Date").

                    The unpaid principal amount of this Note shall bear interest until the Maturity Date at a rate equal to the sum of
          (i) the  prime rate as quoted  in The Wall Street  Journal on the date
                                      -----------------------
          hereof plus (ii) three percent (3%) (the "Interest Rate"), payable monthly commencing on ________, 1995, and continuing on the same day of every month thereafter, with a final payment due on the Maturity Date. Interest on the unpaid principal shall be calculated on the basis of a 360-day year consisting of twelve months of thirty (30) days each.

                    All payments due under this Note shall be subordinate to any indebtedness of Maker to any bank or other financial institution, including, but not limited to Chemical Bank, in accordance with the terms and provisions of a subordination agreement among Chemical Bank, the Company and the Shareholders (the "Subordination Agreement").

                    The obligations of Maker under this Note shall be secured by a pledge by Maker to Holder of shares of Common Stock of Maker in accordance with the terms and conditions of a stock pledge agreement of even date herewith among Maker, Holder and pledge agent.

                    This Note may be prepaid, in whole or in part, at any time by Maker without premium or penalty upon ninety (90) days written notice to Holder of such prepayment.

                    If any one or more of the following events (each hereinafter referred to an "Event of Default") shall have occurred and be continuing, and shall not have been waived or cured within fifteen (15) days of such an Event of Default: (a) any payment due on this Note is not paid when due; or (b) default shall be made in the performance or observance of any covenant, agreement or provision to be performed or observed by Maker under this Note or the Option and Escrow Agreement; or (c) (i) Maker shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to Maker, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for Maker or for all or any substantial part of its assets, or Maker shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Maker any case, proceeding or other action of a nature referred to in clause (i) above which
          (Y) results in the entry of an order for such relief or any such adjudication or appointment or (Z) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or
          (iii) there shall be commenced against Maker any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) Maker shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (c)(i),
          (ii) or (iii) above; or (d) if, subject to the terms and conditions of the Subordination Agreement, the Senior Creditor (as defined in the Subordination Agreement) takes action to collect payment of the Senior Debt (as defined in the Subordination Agreement) upon a default by Maker; then, and in each and every such case, Holder may declare the full amount of this Note, including all accrued and unpaid interest hereon, to be immediately due and payable and thereupon, such amount shall become so due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived, and Holder shall be entitled to receive, to the extent lawful, reasonable attorneys' fees for the collection of such amount; provided, however, that with respect to clause (d) above, Holder may not accelerate payment of this Note if the default on the Senior Debt is cured by Maker, waived by the Senior Creditor, or if the Senior Creditor terminates action to collect payment thereon.

                    Any notice, presentation or demand to or upon Maker in respect of this Note may be given or made in writing to the address set forth above, and shall be deemed to be duly given if personally delivered with receipt acknowledged, if mailed by registered or certified mail, first class, postage prepaid, or if delivered by a nationally recognized overnight courier service to such address, or, if any other address shall at any time be designated for this purpose by Maker in writing to Holder, to such other address.

                    The provisions of this Note shall be construed and interpreted, and all rights and obligations hereunder determined, in accordance with the laws of the State of New York, without reference to the conflict of laws principles thereof.

                    This Note shall bind Maker and its successors and assigns, and shall inure to the benefit of Holder and his heirs, administrators, successors and assigns.

                    IN WITNESS WHEREOF, Maker has duly executed this Note on the day and year first above written.


                                        FIRECOM, INC.


                                   By:____________________________________
                                   Name:
                                   Title:

                                                                  EXHIBIT B
                                      [FORM OF]

                                        PROXY
                                        -----

                    The undersigned, _____________ (the "Shareholder"), being a holder of shares of common stock, $.01 par value per share (the "Common Stock"), of Firecom, Inc., a New York corporation (the "Company"), acting pursuant to Section 8 of the Option and Escrow Agreement of even date herewith (the "Option and Escrow Agreement"), by and among the Company, the Shareholder and the other parties thereto, hereby constitutes and appoints Paul Mendez, Chairman of the Board of the Company (the
          "Chairman"), with power of substitution, his true and lawful attorney and agent for the Shareholder, and in his name, place and stead, to vote or consent, at the Chairman's sole discretion, as the Shareholder's proxy in respect of all of the shares of Common Stock of the Company owned by the Shareholders which the Shareholder is entitled to vote at any meeting (whether or not an adjourned meeting) of the Shareholders of the Company or by written consent in lieu of a meeting, or otherwise, for the Shareholder and in the Shareholder's name, to act as fully as the Shareholders could do if present at such meeting or executing such consent; and the undersigned hereby revokes any other proxy heretofore given by the undersigned in respect of the matters covered hereby.

                    This proxy is irrevocable; provided, however, that this proxy shall be automatically suspended (and subsequently reinstated, if applicable) upon the occurrence of certain events set forth in Section 8 of the Option and Escrow Agreement.

                    This proxy shall be governed by and construed in accordance with the laws of the State of New York.




          Dated:  June ___, 1995            _______________________________

                                      SCHEDULE A


               Shareholder              Number of Option Shares
               ----------               -----------------------
          Helen P. May
          260 Oyster Bay Road
          Mill Neck, New York 11765          29,339

          Derrice C. May
          260 Oyster Bay Road
          Mill Neck, New York 11765          157,552

          Marshall D. May
          260 Oyster Bay Road
          Mill Neck, New York 11765          159,552

          Douglas H. May
          12 Harbor Hill Drive
          Lloyd Harbor, New York 11743       167,552

          Patricia Congdon
          49 North Drive
          Manhasset, New York 11030           22,500
                                             -------

          TOTAL                              536,495
                                             =======